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                                                  EXHIBIT 10.3










                          MORRISON KNUDSEN CORPORATION

                          RETENTION SEVERANCE PAY PLAN









                                     Adopted

                                  July 7, 1995












                     This Plan will terminate automatically
                       as of July 1, 1996, if there is no
                      "Effective Date" (as defined in Plan
                        Section 1.6) prior to that date.

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                                TABLE OF CONTENTS


                                                                            PAGE


INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1  "Base Salary". . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2  "Cause". . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.3  "Committee". . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     1.4  "Company". . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     1.5  "Covered Employee" . . . . . . . . . . . . . . . . . . . . . . . .   3
     1.6  "Effective Date" . . . . . . . . . . . . . . . . . . . . . . . . .   3
     1.7  "Eligible Employee". . . . . . . . . . . . . . . . . . . . . . . .   4
     1.8  "Involuntary Termination of Employment". . . . . . . . . . . . . .   4
     1.9  "Plan" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     1.10 "Severance Pay". . . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.11 "Term" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.12 "Purchaser". . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE II  PARTICIPATION. . . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.1  Eligible Employees . . . . . . . . . . . . . . . . . . . . . . . .   5
     2.2  Covered Employees; Entitlement to Benefits . . . . . . . . . . . .   5

ARTICLE III  SEVERANCE PAY AND OTHER BENEFITS. . . . . . . . . . . . . . . .   6
     3.1  Amount of Severance Pay. . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE IV  CESSATION OF BENEFITS. . . . . . . . . . . . . . . . . . . . . .   6
     4.1  Reemployment with the Company. . . . . . . . . . . . . . . . . . .   6

ARTICLE V  DISTRIBUTION OF CASH PAYMENTS . . . . . . . . . . . . . . . . . .   7
     5.1  Severance Pay. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     5.2  No Additional Benefits Under Certain Employee Plans. . . . . . . .   7

ARTICLE VI  ADMINISTRATION OF PLAN . . . . . . . . . . . . . . . . . . . . .   7
     6.1  In General . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     6.2  Regulations. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     6.3  Claims Procedure . . . . . . . . . . . . . . . . . . . . . . . . .   8
     6.4  Revocability of Committee Action . . . . . . . . . . . . . . . . .   9

ARTICLE VII  AMENDMENT OR TERMINATION OF PLAN. . . . . . . . . . . . . . . .  10
     7.1  Right to Amend or Terminate. . . . . . . . . . . . . . . . . . . .  10
     7.2  Automatic Termination. . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE VIII  METHOD OF FUNDING. . . . . . . . . . . . . . . . . . . . . . .  10
     8.1  Plan is Not Funded . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE IX  CONFIDENTIALITY AND RELEASE. . . . . . . . . . . . . . . . . . .  11
     9.1  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . .  11
     9.2  Release. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE X  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     10.1  Limitation on Rights. . . . . . . . . . . . . . . . . . . . . . .  12
     10.2  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

     10.3  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     10.4  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     10.5  Gender and Number . . . . . . . . . . . . . . . . . . . . . . . .  13


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                                  INTRODUCTION


          The Board of Directors (the "Board") of Morrison Knudsen Corporation, a Delaware corporation (the "Company"), has considered the effect that recent events have had on employees of the Company. The Board recognizes and understands the concern such employees have for their careers and their personal financial security. As a result, absent appropriate assurances, employees are likely to seek more secure career opportunities, particularly if a reorganization or restructuring transaction is proposed or threatened.

          This Plan is designed to enable such employees to make career decisions without the time pressure and financial uncertainty which may result from a proposed or threatened transaction, to encourage such employees to remain employees of the Company notwithstanding the outcome of any such proposed transaction, and to assure fair treatment of such employees in the event of a corporate reorganization or restructuring.

          As a result, the Board believes that this Plan will assist the Company in attracting and retaining qualified employees. Accordingly, the following Plan is hereby adopted.

                                    ARTICLE I

                                   DEFINITIONS

          When used in this Plan and initially capitalized, the following words and phrases shall have the following respective meanings unless the context clearly requires otherwise:

          1.1 "BASE SALARY" as to any Eligible Employee for any period, shall mean (i) the base rate of salary paid to the


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Eligible Employee by the Company on the applicable Effective Date before reduction because of an election between benefits or cash provided under a plan of the Company maintained pursuant to Section 125 or 401(k) of the Internal Revenue Code of 1986, as amended, and before reduction for any other amounts contributed by the Company on his or her behalf to any other employee benefit plan or (ii) in the event that the Committee acts to change the category under
Section 3.1 in which an Eligible Employee has been placed, the base rate of salary paid to the Eligible Employee by the Employer (before any reductions listed in clause (i)) at the time the Committee so acts; PROVIDED, HOWEVER, that clause (ii) will not apply if its application would adversely affect an Eligible Employee's rights or benefits, contingent or otherwise, under this Plan.

          1.2 "CAUSE" for termination by the Company, shall mean termination by the Company for (i) the willful and continued failure by the Employee to substantially perform the Employee's duties with the Company (other than any such failure resulting from the Employee's incapacity due to physical or mental illness) or (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Employee's part shall be deemed "willful" unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's act, or failure to act, was in the best interest of the Company.


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          1.3  "COMMITTEE" shall mean three or more individuals as designated by the Board.

          1.4 "COMPANY" shall mean Morrison Knudsen Corporation, a Delaware corporation, any entity that is a successor to Morrison Knudsen Corporation in ownership of a majority of its assets, or any entity that is a successor to Morrison Knudsen Corporation in ownership of a majority of the assets of any division, business unit or subsidiary of Morrison Knudsen Corporation.

          1.5 "COVERED EMPLOYEE" shall mean any Eligible Employee who suffers an Involuntary Termination of Employment during the term of this Plan.

          1.6 "EFFECTIVE DATE" shall mean the date prior to July 1, 1996, on which any of the following is effective:

               (a) The Company shall sell or transfer to one or more persons, corporations or entities, in a single transaction or a series of related transactions, more than one-half of the voting shares or assets of any business unit, division or subsidiary of the Company, unless by an affirmative vote of two-thirds of the members of the Board of Directors, the transaction or transactions are exempted from the operation of this provision based on a good faith finding that the transaction or transactions are not within the intended scope of this definition for purposes of this instrument; or

               (b) The filing of a petition of bankruptcy under Title 11 of the United States Code.


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               (c)  If during any period of two consecutive years, individuals who at the beginning of such period constituted the directors of the Company cease for any reason to constitute a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of any such period).

          1.7 "ELIGIBLE EMPLOYEE" shall mean an employee of the Company as provided in Section 2.1 hereof.

          1.8 "INVOLUNTARY TERMINATION OF EMPLOYMENT" shall mean a termination of employment with the Company after the Effective Date at the Company's option other than for Cause; and in the event an Effective Date arises pursuant to
Section 1.6(a) and the (i)Purchaser does not offer Employee employment with comparable responsibility, pay and benefits provided to Employee while engaged in employment at the Company or (ii)Purchaser has terminated the employee for a reason other than Cause and such termination occurs within one year following the occurrence of the Effective Date under 1.6(a). Employee shall be deemed to have received comparable pay if Purchaser offers Employee an annual base salary no less than 95% of Employee's annual base salary in effect immediately prior to the occurrence of the Effective Date arising pursuant to Section 1.6(a).

          1.9 "PLAN" shall mean this Morrison Knudsen Corporation Retention Severance Pay Plan.


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          1.10 "SEVERANCE PAY" shall mean the sum payable as set forth in
Section 3.1 of the Plan.

          1.11 "TERM" shall mean the period commencing on the Effective Date and ending July 1, 1996 except as noted in Sections 7.2 and 1.8 of the Plan.

          1.12 "PURCHASER" shall mean any person or entity who acquires a business unit, division or subsidiary of the Company pursuant to Section 1.6(a) of the Plan.

                                   ARTICLE II

                                  PARTICIPATION

          2.1 ELIGIBLE EMPLOYEES. In the event the Effective Date arises pursuant to Sections 1.6(b) or 1.6(c) an Eligible Employee shall mean an employee listed on Schedule A of this Plan. In the event the Effective Date arises pursuant to Section 1.6(a), an Eligible Employee shall mean an employee (listed on Schedule A of this Plan) who is employed by the division, business unit or subsidiary that is sold, and after the Effective Date, an employee (listed on Schedule A of this Plan) of any other division, business unit or subsidiary that is sold.

          2.2 COVERED EMPLOYEES; ENTITLEMENT TO BENEFITS. Any Eligible Employee who suffers an Involuntary Termination of Employment during the Term of this Plan shall be a Covered Employee and eligible to receive the benefits described in this Plan.


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                                   ARTICLE III

                        SEVERANCE PAY AND OTHER BENEFITS

          3.1 AMOUNT OF SEVERANCE PAY. The Company shall pay Severance Pay to a Covered Employee in an amount equal to:


                     Category                    Payment
                     --------                    -------
 One:      Executives (as listed under   9 months' Base Salary
           Part I of Schedule A)

 Two:      Senior Managers (as listed    6 months' Base Salary
           under Part II of Schedule A)

 Three:    Salaried Employees (as        4 months' Base Salary
           listed under Part III of
           Schedule A)

in each case reduced by (i) amounts paid or payable to the Covered Employee under the Morrison Knudsen Corporation Severance Pay Plan other than the payments made thereunder with respect to placement assistance and (ii) in the event restrictions lapse on the restricted stock granted to Covered Employees, pursuant to an action of the Compensation Committee of the Board on July 7, 1995 under Section 11(c) of the Morrison Knudsen Corporation Stock Compensation Plan, the value of such stock on the date the restrictions lapse.

                                   ARTICLE IV

                              CESSATION OF BENEFITS

          4.1 REEMPLOYMENT WITH THE COMPANY. Except to the extent he or she already has received benefits under the Plan, a Covered Employee who recommences employment with the Company will cease immediately to be entitled to any benefits under the Plan.


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                                    ARTICLE V

                          DISTRIBUTION OF CASH PAYMENTS

          5.1 SEVERANCE PAY. Subject to the conditions set forth in this Plan, the Company shall pay a Covered Employee the amount to which he or she is entitled under Section 3.1 of the Plan in one lump sum within a reasonable time, but in no event later than 10 business days after his Involuntary Termination of Employment.

          5.2 NO ADDITIONAL BENEFITS UNDER CERTAIN EMPLOYEE PLANS. In the event any payments are made pursuant to Section 5.1 to any Covered Employee under this Plan, the Covered Employee shall not be entitled to receive any additional payments pursuant to the Morrison Knudsen Corporation Key Employee Retention Incentive Plan.

                                   ARTICLE VI

                             ADMINISTRATION OF PLAN

          6.1 IN GENERAL. The Plan shall be administered by the Company, which hereby delegates to the Committee all administrative duties, including without limitation duties with respect to the processing, review, investigation, approval, and payment of benefits under the Plan. The Committee shall be the named fiduciary under the Plan. The Committee shall have the sole and absolute discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to determine the rights and status under the Plan of


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Eligible Employees, Covered Employees or other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable hereunder and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority to determine whether a particular employee is an Eligible Employee or Covered Employee.

          6.2 REGULATIONS. The Committee shall promulgate any rules and regulations that it deems necessary to carry out the purposes of the Plan, or to interpret the terms and conditions of the Plan; provided that no rule, regulation, or interpretation shall be contrary to the provisions of the Plan. The rules, regulations, and interpretations made by the Committee shall, subject only to the claims procedure outlined in Section 6.3 hereof, be final and binding on any employee or former employee of the Company, or any successor in interest of either.

          6.3 CLAIMS PROCEDURE. The Committee shall determine the rights of any employee or former employee of the Company to any benefits hereunder. Any employee or former employee of the Company who believes that he or she is entitled to receive any benefits other than as initially determined by the Committee, may file a claim in writing with the Committee. The Committee shall no later than 60 days after the receipt of a claim either allow or deny the claim in writing.

          A denial of a claim, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:


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               (a)  the specific reason or reasons for the denial;

               (b) a specific reference to pertinent Plan provisions on which the denial is based;

               (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

               (d)  an explanation of the claim-review procedure.

          A claimant whose claim is denied (or his duly authorized representative) may, within 60 days after receipt of denial of his or her claim:

          (a)  request a review upon written application to Human Resources;

          (b)  review pertinent documents; and

          (c)  submit issues and comments in writing.

          The Committee shall notify the claimant of its decision on review within 60 days after receipt of a request for review. Notice of the decision on review shall be in writing.

          6.4 REVOCABILITY OF COMMITTEE ACTION. Any action taken by the Committee with respect to the rights under the Plan of any employee or former employee shall be revocable by the Committee as to payments or distributions not yet made to such person, and acceptance of any benefits under the Plan constitutes acceptance of and agreement to any appropriate adjustments made by the Committee in future payments or distributions to such


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person to offset any excess or underpayment previously made to him or her with respect to any benefits.

                                   ARTICLE VII

                        AMENDMENT OR TERMINATION OF PLAN

          7.1 RIGHT TO AMEND OR TERMINATE. The Company, by resolution adopted by a majority of the members of the Board, reserves the right at any time prior to an Effective Date, and without prior or other approval of any employee or former employee, to change, modify, amend, or terminate the Plan. All such changes, modifications, or amendments may be retroactive to any date and shall be retroactive to that date unless some other provision is specifically made. Following the Effective Date, except as may be required by law, this Plan shall not be amended without the consent of the Eligible Employees, unless such amendment will not adversely affect the Eligible Employees. An amendment of this Plan shall automatically effect a corresponding amendment to the rights of all Covered Employees under this Plan.

          7.2 AUTOMATIC TERMINATION. This Plan will terminate automatically as of July 1, 1996, if there is no Effective Date prior to that date. Termination pursuant to this Section 7.2 shall occur without any action on the part of the Company and shall be effective without prior notice to or approval of any employee or former employee of the Company.

                                  ARTICLE VIII

                                METHOD OF FUNDING

          8.1 PLAN IS NOT FUNDED. The Company shall pay benefits under the Plan from its general assets. No property of



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the Company is or shall be, by reason of this Plan, held in trust for any employee of the Company, nor shall any person have any interest in or any lien or prior claim upon any property of the Company by reason of the Plan or the Company's obligations to make payments hereunder.

                                   ARTICLE IX

                           CONFIDENTIALITY AND RELEASE

           9.1  CONFIDENTIALITY.  Payment of the Severance Pay set forth in
Article III hereof to or for the benefit of a Covered Employee is conditioned upon the Covered Employee agreeing in writing with the Company that all trade secrets, customer lists, and other confidential business information are the exclusive property of the Company and that the Covered Employee shall not at any time reveal or cause to be revealed to any person or entity such trade secrets, customer lists and other confidential business information obtained as a result of such Covered Employee's employment or relationship with the Company.

          9.2 RELEASE. Payment of the severance pay and provision of the benefits set forth in Article III hereof to or for the benefit of a Covered Employee is conditioned upon the Covered Employee executing and delivering a release satisfactory to the Company releasing the Company from any and all claims, demands, damages, actions and/or causes of action whatsoever, which he or she may have had on account of the termination of his or her employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age,


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

national origin, religion, or handicapped status (with all applicable periods during which the Covered Employee may revoke the release or any provision thereof having expired), and any and all claims, demands and causes of action for retirement (other than under any "pension benefit plan" or under any "welfare benefit plan" of the Company (as those terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended)), severance pay (other than under a "welfare benefit plan") or other termination pay. Such release shall not, however, apply to the ongoing obligations of the Company arising under this Plan, or rights of indemnification the Covered Employee may have under the Company's By-laws or by contract or by statute.

                                    ARTICLE X

                                  MISCELLANEOUS

          10.1 LIMITATION ON RIGHTS. Participation in the Plan shall not give any employee the right to be retained in the service of the Company or any rights to any benefits whatsoever, except to the extent specifically set forth herein.

          10.2 HEADINGS. Headings of Articles and Sections in this instrument are for convenience only, and do not constitute any part of the Plan.

          10.3 GOVERNING LAW. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Idaho, without giving effect to the principles of conflict of laws of such State.


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

          10.4 SEVERABILITY. If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Plan and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          10.5 GENDER AND NUMBER. Unless the context clearly indicates otherwise, the masculine gender when used in the Plan shall include the feminine, and the singular number shall include the plural and the plural number the singular.

              EXECUTED in   Boise, Idaho    on this        day of August,1995.
                          -----------------         ------

                                  MORRISON KNUDSEN CORPORATION


                                            /s/ Stephen G. Hanks

                                  --------------------------------
                                  By:  Stephen G. Hanks
                                       Executive Vice President and
                                       Chief Legal Officer


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